EXHIBIT 99.1


              Span-America Reports Higher Sales and Net Income for
            First Quarter of Fiscal 2006; Declares Quarterly Dividend


     GREENVILLE, S.C.--(BUSINESS WIRE)--Jan. 26, 2006--Span-America Medical Systems, Inc. (NASDAQ:SPAN) today reported a 23% increase in sales to $13.3 million and 58% increase in net income to $789,000, or $0.29 per diluted share, for the first quarter ended December 31, 2005, compared with the same quarter the prior year.
     The board of directors declared a regular quarterly dividend of $0.045 per share payable on March 3, 2006, to shareholders of record on February 15, 2006.
     "Span-America's strong first quarter growth was due to accelerating sales in our medical segment, particularly from our proprietary therapeutic mattresses," stated Jim Ferguson, president and chief executive officer of Span-America Medical Systems. "Medical sales rose 40% to $9.1 million and accounted for 69% of total sales, up from 60% in the first quarter of last year. The increase in medical sales more than offset the slight sales decline in our custom products segment and the effects of higher costs for foam, our largest raw material component."

     First Quarter Results

     Sales in the first quarter of fiscal 2006 rose 23% to $13.3 million compared with $10.8 million in the first quarter of last year. The major contributor to sales growth was the medical segment. Sales in the custom products segment declined 3% to $4.1 million compared with $4.3 million in the same quarter last year. Sales in the safety catheter segment were $14,000 during the first quarter and represented the first full quarter that Secure I.V.(R) has been offered for sale to a limited number of customers.
     The majority of medical sales growth was attributable to Span-America's therapeutic mattresses, which were up by 69% in the first quarter. The recently introduced private-label version of the Company's PressureGuard(R) CFT(R) therapeutic mattress was a strong seller to a customer who supplies the product primarily to the acute care market. In addition, the Company shipped a large order for the PressureGuard Easy Air(R) low-air-loss mattress to a major long term care provider. Sales of the Geo-Mattress(R) line of foam therapeutic surfaces and the Selan(R) line of skin care products were also very good. Higher sales prices driven by foam cost increases reduced demand for Span-Aids(R) patient positioners, particularly to export markets, and sales were down 18% for this product line compared with the first quarter of last year. Sales of seating products declined by 5%, and mattress overlay sales decreased 7%, continuing a long-term trend in the market for overlays. Patient positioners, seating products and mattress overlays accounted for 22% of medical segment sales, down from 34% in the first quarter of the prior fiscal year.
     Custom products sales declined 3% to $4.1 million during the first quarter primarily due to a 10% decrease in consumer bedding sales caused primarily by a lower volume of mattress pads sold to Wal-Mart. This decline was offset somewhat by a 30% increase in sales of pillows and mattress pads to consumer customers other than Wal-Mart and a 41% increase in industrial product line sales. All of the Company's consumer bedding products are sold through its marketing partner, Louisville Bedding Company.
     "Competition in our consumer products segment has been stiff from offshore manufacturers and newer visco foam products that have gained market share," stated Mr. Ferguson. "But we are pleased with the way the consumer business has handled the volatile pricing environment in the first quarter. We had to pass along price increases to our consumer customers in response to higher foam costs and to date have not lost any significant customers as a result of the higher prices. We could still have some volatility in the consumer business going forward, but we had good growth from one of our large new customers in the first quarter and are quoting several new sales programs in a joint effort with our partner Louisville Bedding Company. We will continue to work with Louisville Bedding and our retail customers to regain some growth opportunities in the consumer market."
     Industrial product line sales benefited from increased purchases from a large customer who recently consolidated manufacturing operations near the Company's South Carolina plant. The remainder of the quarter's industrial sales growth was broad-based, representing higher volume to a number of customers. The increased demand for industrial products has generally been a leading indicator of improved manufacturing activity in Span-America's regional markets.
     "Sales of the Secure I.V.(R) line of safety catheters were below our initial expectations based on the positive feedback we have received and the number of ongoing product evaluations," stated Mr. Ferguson. "The majority of our prospects like the concept of an IV catheter with a bloodless start feature and we are optimistic about the potential for the new design. Our challenge will be in converting the interest in the concept into sales of the product."
     First quarter gross profit rose 19% to $3.9 million due to the higher volume of medical sales; however, gross margin declined to 29.2% from 30.2% in the first quarter of the prior year due to higher raw material costs, principally related to foam, our primary raw material.
     "We increased some sales prices immediately to reflect higher foam costs but some sales price increases will not be realized until the second fiscal quarter because of pricing contracts and competition. We also took steps during the quarter to lower our labor and overhead costs as a percent of sales to partially offset the higher material costs," noted Mr. Ferguson.
     "We believe the foam pricing situation has stabilized from the unusual volatility in the first quarter. At this point we believe we will be able to mostly offset the impact of the higher foam costs through a combination of higher medical sales volume, targeted sales price increases and various cost saving efforts."
     Operating income for the quarter increased 73% to $1.1 million compared with $612,000 in the same quarter last year. In general, selling, R&D and administrative expenses grew at slower rates than sales and gross profit, giving the Company a faster rate of growth in operating profit. Selling and marketing expenses were up 10% mostly in the medical segment due to increases in various expenses that are tied to sales growth such as compensation and shipping costs. R&D expenses dropped by 38% because of a shift in activities in the safety catheter segment from product development to production. Administrative expenses increased 15% due to higher bad debt expense and incentive compensation.
     Operating profit and net income were positively impacted by lower costs in the safety catheter segment. Total pre-tax costs in the safety catheter segment declined to $272,000 in the first quarter of fiscal 2006 compared with $374,000 in the same quarter last year, primarily due to lower R&D expenses related to Secure I.V.
     Non-operating income rose 2% during the first quarter to $159,000. The slight increase was the result of higher investment income that was partially offset by lower royalty income. Investment income increased 75% to $39,000 due to higher interest rates on marketable securities. Royalty income declined 10% to $118,000 due to lower sales of the syringe product licensed to Becton, Dickinson and Company (BD). The Company's royalty agreement with BD expired in December 2005 due to the expiration of the related patents. Span-America expects to receive a final royalty payment in February 2006 for syringe sales during the three-month period ending December 2005.

     Outlook for Fiscal 2006

     "We expect continued growth in sales and earnings in the second quarter of fiscal 2006," stated Mr. Ferguson. "We believe the majority of our sales and earnings growth will come from the medical segment, but growth rates are likely to be more modest than they were in the first quarter.
     "We plan to continue our strong marketing push for our safety catheter segment and expect sales to grow slowly as the product line gains footing in the market. We are working with a number of prospects but it is too early in the process to forecast sales for the year. We do not expect the safety catheter segment to be profitable in fiscal 2006. "We are pleased with the Company's excellent performance in the first quarter of fiscal 2006 and in particular with the strength of our medical business. We are encouraged to be off to such a good start in this new fiscal year and our outlook for the remainder of the year is positive," concluded Mr. Ferguson.

     About Span-America Medical Systems, Inc.

     Span-America manufactures and markets a comprehensive selection of pressure management products for the medical market, including Geo-Matt(R), PressureGuard(R), Geo-Mattress(R), Span+Aids(R), Isch-Dish(R), and Selan(R) products. The Company also supplies custom foam and packaging products to the consumer and industrial markets. Span-America's stock is traded on The NASDAQ Stock Market's National Market under the symbol SPAN.

     Forward-Looking Statements

     The Company has made forward-looking statements in this release, regarding management's expectations for future sales and earnings performance. Management wishes to caution the reader that these statements are only predictions. Actual events or results may differ materially as a result of risks and uncertainties facing the Company, including: (a) volatile pricing conditions in the market for polyurethane foam caused by recent hurricane damage in the Gulf Coast region,
(b) the potential for lost revenues and earnings as a result of the Company's actions to increase its sales prices in response to unusually high raw material cost increases, (c) the loss of a key distributor of the Company's medical or custom products, (d) the inability to achieve anticipated sales volumes of medical or custom products, (e) non-foam raw material cost increases, (f) the degree of success achieved in manufacturing and selling the Secure I.V. safety catheter product line, (g) potential problems arising from having a sole source contract manufacturer for the Secure I.V. product line, (h) the potential for lost sales due to competition from low-cost foreign imports, (i) changes in relationships with large customers, (j) the impact of competitive products and pricing, (k) government reimbursement changes in the medical market, (l) FDA regulation of medical device manufacturing and other risks referenced in the Company's Securities and Exchange Commission filings. The Company disclaims any obligation to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise. Span-America Medical Systems, Inc. is not responsible for changes made to this document by wire services or Internet services.



                  SPAN-AMERICA MEDICAL SYSTEMS, INC.
                   Statements of Income (Unaudited)

                                              3 Months Ended
                                         ------------------------
                                          Dec. 31,      Jan. 1,    %
                                            2005         2005     Chg
                                         -----------  ----------- ----

 Net sales                              $13,281,511  $10,777,401   23%
 Cost of goods sold                       9,399,779    7,518,709   25%
                                         -----------  -----------
 Gross profit                             3,881,732    3,258,692   19%
                                               29.2%        30.2%

 Selling and marketing expenses           1,951,671    1,780,705   10%
 Research and development expenses          151,715      240,633  -37%
 General and administrative expenses        721,831      625,112   15%
                                         -----------  -----------
                                          2,825,217    2,646,450    7%

 Operating income                         1,056,515      612,242   73%
                                                8.0%         5.7%

 Investment income                           39,442       22,542   75%
 Royalty income                             118,359      131,834  -10%
 Other                                          906          901    1%
                                         -----------  -----------
 Total non-operating income                 158,707      155,277    2%

 Income before income taxes               1,215,222      767,519   58%
 Income taxes                               426,000      269,000   58%
                                         -----------  -----------
 Net income                             $   789,222  $   498,519   58%
                                                5.9%         4.6%
                                         ===========  ===========

 Net income per share of common stock:
   Basic                                $      0.30  $      0.19   56%
   Diluted                                     0.29         0.18   58%


 Dividends per common share (1)         $     0.045  $     0.440  -90%


 Weighted average shares outstanding
-------------------------------------
   Basic                                  2,630,567    2,592,591    1%
   Diluted                                2,744,870    2,734,992    0%

 Supplemental Data
-------------------
   Depreciation expense                     194,382      173,571   12%
   Amortization expense                      33,611       28,497   18%


(1) Dividends for the period ending January 1, 2005, include a special dividend of $0.40 per share declared on December 7, 2004.




                  SPAN-AMERICA MEDICAL SYSTEMS, INC.
                            Balance Sheets

                                               Dec. 31,      Oct. 1,
                                                 2005         2005
                                              (Unaudited)    (Note)
                                             ------------  -----------
Assets
Current assets:
   Cash and cash equivalents                 $   801,833  $   894,386
   Securities available for sale               3,420,481    4,106,326
   Accounts receivable, net of allowances      8,265,351    7,232,522
   Inventories                                 3,701,494    3,216,483
   Prepaid expenses and deferred income taxes    740,037      557,172
                                              -----------  -----------
Total current assets                          16,929,196   16,006,889

Property and equipment, net                    8,365,416    8,089,511
Cost in excess of fair value of net assets
 acquired, net of accumulated amortization     1,924,131    1,924,131
Other assets                                   2,644,680    2,645,314
                                              -----------  -----------
                                             $29,863,423  $28,665,845
                                              ===========  ===========

Liabilities and Shareholders' Equity
Current liabilities:
   Accounts payable                          $ 2,838,073  $ 2,704,100
   Accrued and sundry liabilities              2,889,598    2,664,618
                                              -----------  -----------
Total current liabilities                      5,727,671    5,368,718

Deferred income taxes                            869,000      869,000
Deferred compensation                            858,463      866,750
                                              -----------  -----------
Total liabilities                              7,455,134    7,104,468

Shareholders' equity
   Common stock, no par value, 20,000,000
    shares authorized; issued and outstanding
    shares 2,639,095 (Dec. 31, 2005) and
    2,611,768 (Oct. 1, 2005)                     858,095      707,016
   Additional paid-in capital                     68,424       41,882
   Retained earnings                          21,484,660   20,814,191
  Accumulated other comprehensive loss            (2,890)      (1,712)
                                              -----------  -----------
Total shareholders' equity                    22,408,289   21,561,377
                                              -----------  -----------

                                             $29,863,423  $28,665,845
                                              ===========  ===========

Note: The Balance Sheet at October 1, 2005, has been derived from the audited financial statements at that date.



     CONTACT: Span-America Medical Systems Inc., Greenville
              Jim Ferguson, 864-288-8877, ext. 6912